EXECUTION COPY

                    AMENDMENT NO. 1 TO STOCK
              SUBSCRIPTION AND PURCHASE AGREEMENT


     This Amendment No. 1 (this "Amendment") to the Subscription and Purchase Agreement dated as of February 10, 1997, (the "Subscription Agreement") by and between Alpharma Inc., a Delaware corporation ("Alpharma") and A.L. Industrier AS, a Norwegian corporation ("Industrier") is made by and between Alpharma and Industrier this ___ day of June, 1997. Capitalized terms used but not otherwise defined herein have the respective meanings accorded such terms in the Subscription Agreement.

     WHEREAS, Alpharma and Industrier wish to amend the Subscription Agreement to provide for the purchase of the New B Shares by Industrier on June 27, 1997, rather than on the date which the Rights expire (the "Date Change") and to make conforming changes to the Subscription Agreement to provide for such Date Change;

     WHEREAS,  in  connection with the Date  Change  and  in
consideration   for   Industrier's   agreement   hereby   to
effectuate   the  Date  Change,  Alpharma   shall   make   a
compensating payment to Industrier;

     NOW THEREFORE, in consideration of the premises and the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.     The   first  sentence  of  Section  2   of   the
            Subscription Agreement is hereby deleted and replaced in its entirety by:

               "Industrier    shall    pay     the
          Subscription   Consideration   by   wire
          transfer  in United States funds  on  or
          before   June  27,  1997  (the  "Payment
          Date") to Alpharma's account at such bank as Alpharma may designate."

     2.   Section 3b of the Subscription Agreement is hereby
          deleted and replaced in its entirety by:

               "b.  The obligation of Alpharma to issue
          the  New  B  Shares  as  herein  provided  is
          subject only to the condition (which  may  be
          waived by Alpharma) that the issuance of  the
          New  B  Shares  shall have  complied  in  all
          material   respects  with  the   Bylaws   and
          Certificate of Incorporation, as amended,  of
          Alpharma,  the  Delaware General  Corporation
          Law   and  United  States  securities   laws.
          Alpharma will use its reasonable best efforts to cause the condition in this paragraph b.
          to be fulfilled."

     3.    Section  5  of  the Subscription Agreement  is  hereby
           deleted and replaced in its entirety by:

               "5.     Rights   Issuance.    Industrier
          acknowledges   that   Alpharma   intends   to
          distribute  to the holders of its outstanding
          Class  A  Stock  certain transferable  Rights
          entitling such holders to purchase shares  of
          Class  A  Stock  at $16.34 per  share  on  or
          before  November 30, 1997.  Each such  holder
          will    receive   the   right   to   purchase
          approximately .16 share of Class A Stock  for
          each  share  of Class A Stock  held  by  such
          holder   on   the   record  date   for   such
          distribution.   The Rights and  the  Class  A
          Stock   issuable  on  exercise  thereof   are
          required   to   be   registered   under   the
          Securities Act of 1933 and may be listed  for
          trading  on  the New York Stock  Exchange  or
          traded over the counter.  Alpharma intends to
          take  such  actions  as  are  appropriate  to
          effect  such registration, listing or trading
          and may make such changes in the terms of the
          Rights  as  the Board of Directors determines
          are  appropriate to effect such registration,
          listing  or  trading, comply with  applicable
          law  and  otherwise carry out the intent  and
          purpose    of   such   Rights   distribution.
          Industrier  agrees to the  issuance  of  such
          Rights and hereby waives any right to receive
          Rights  or  any  similar  right  to  purchase
          Common Stock of the Company which it may have
          under Alpharma's Certificate of Incorporation
          as   a  result  of  the  Rights  distribution
          provided for herein."

     4. The following is hereby inserted as Section 6 to the Subscription Agreement:

               "6.   Early Payment Amount.  Subject  to
          the  adjustment  set forth  herein,  Alpharma
          shall  pay  to Industrier on the  earlier  of
          (a)   November 30, 1997 or (b) the date  that
          the Rights expire (the "Reimbursement Date"),
          the  amount  of $447,977 (the "Early  Payment
          Amount").  The Early Payment Amount shall  be
          increased  by  $3,950 for each day,  if  any,
          that the Payment Date precedes June 27, 1997.
          The    Early   Payment   Amount   shall    be
          (i) decreased by $3,950 for each day, if any,
          that    the   Reimbursement   Date   precedes
          November  30,  1997.  (For  example,  if  the
          Payment  Date  is  June  25,  1997  and   the
          Reimbursement Date is November 25, 1997,  the
          Early  Payment  Amount shall  be  $447,977  +
          (2  days  x  $3,950) - (5 days  x  $3,950)  =
          $447,977 + $7,900 - $19,750 = $436,127);  and
          (ii)  increased by $3,950 for  each  day,  if
          any,  that  the  Reimbursement  Date  follows
          November 30, 1997.
     5. The following section references are hereby deleted and replaced as follows:

               a.   The  section  heading  "6"  is
                    hereby deleted and replaced by
                    the heading "7."

               b.   The  section heading "7" is  hereby
                    deleted and replaced by the heading
                    "8."

               c.   The  section heading "8" is  hereby
                    deleted and replaced by the heading
                    "9."

     Except as expressly set forth herein, no change is made hereby to the terms and provisions of the Subscription Agreement and as amended hereby the Subscription Agreement shall remain in full force and effect.

                         *  *  *  *  *
     IN   WITNESS   WHEREOF,  the  parties   have   caused   this
Amendment to be duly executed as of the date first written above.

                                   ALPHARMA INC.


                                   By:  ____________________


                                   Its: ____________________


                                   A.L. INDUSTRIER AS


                                   By:  ____________________


                                   Its: ____________________